Exhibit 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2007 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the change in method of accounting for the funded status of defined benefit pension and other postretirement plans), relating to the financial statements and financial statement schedule of Georgia Power Company, appearing in the Annual Report on Form 10-K of Georgia Power Company for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/Deloitte & Touche LLP

Atlanta, Georgia
February 28, 2007